NEWS RELEASE

North American Palladium Announces Preliminary First Quarter 2012

Production Results

Toronto, Ontario, April 10, 2012 – North American Palladium Ltd. (“NAP” or the “Company”) (TSX: PDL) (NYSE Amex: PAL) today announced its preliminary palladium production results for the first quarter ending March 31, 2012.

In the first quarter of 2012, the Company’s Lac des Iles (“LDI”) mine produced 41,760 ounces of payable palladium at an approximate cash cost of US$380 per ounce(1).

During the first quarter, 532,435 tonnes of ore were mined, of which 219,945 tonnes came from underground sources (with an average palladium mined grade of 5.3 grams per tonne), and 312,490 tonnes from surface sources (with an average palladium mined grade of 1.9 grams per tonne). The LDI mill processed 519,944 tonnes of ore at an average palladium head grade at the mill of 3.5 grams per tonne, and a palladium recovery of 77%.

“During a very active development period at the mine, LDI delivered excellent results in the first quarter,” said William J. Biggar, President & Chief Executive Officer. “Based on these results, we are confident we will meet our 2012 production guidance of 150,000 to 160,000 ounces of palladium at a cash cost per ounce in the range of US$375 to US$400. We are also making good progress with the mine expansion development work, which remains on schedule to complete the shaft commissioning by year-end.”

The Company's first quarter 2012 financial results will be released in May.

About North American Palladium

NAP is an established precious metals producer that has been operating its flagship Lac des Iles mine (LDI) located in Ontario, Canada since 1993. LDI is one of only two primary producers of palladium in the world, and is currently undergoing a major expansion to increase production and reduce cash costs per ounce. NAP also operates the Vezza gold mine located in the Abitibi region of Quebec. The Company's shares trade on the NYSE Amex under the symbol PAL and on the TSX under the symbol PDL.

For further information please contact:

Camilla Bartosiewicz

Director, Investor Relations and Corporate Communications

Telephone: 416-360-7374

Email: camilla@nap.com

(1) The preliminary production and cash cost information are approximate figures and may differ from the final results included in the first quarter 2012 financial results.

www.nap.com

Cautionary Statement on Forward Looking Information

Certain information included in this news release constitutes 'forward-looking statements' within the meaning of the 'safe harbor' provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. The words 'expect', 'believe', 'will', 'intend', 'estimate', 'guidance', and similar expressions identify forward-looking statements. Such statements include, without limitation, any information as to our future financial or operating performance, including: the Company's forward looking production guidance, projected capital expenditures, operating cost estimates, project timelines, mining and milling rates, projected grades, mill recoveries, and other statements that express management's expectations or estimates of future performance.

Forward-looking statements are necessarily based upon a number of factors and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The factors and assumptions contained in this news release, which may prove to be incorrect, include, but are not limited to: that metal prices will be consistent with the Company's expectations, that the exchange rate between the Canadian dollar and the United States dollar will be consistent with the Company's expectations, that there will be no significant disruptions affecting operations, that prices for key mining and construction supplies, including labour and transportation costs, will remain consistent with the Company's expectations, that the Company's current estimates of mineral reserves and resources are accurate, and that there are no material delays in the timing of ongoing development projects. The forward-looking statements are not guarantees of future performance. The Company cautions the reader that such forward-looking statements involve known and unknown risks that may cause the actual results to be materially different from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: the possibility that metal prices, foreign exchange rates or operating costs may differ from management's expectations, uncertainty of mineral reserves and resources, inherent risks associated with mining and processing, the risk that the Lac des Iles and Vezza mines and may not perform as planned and that the Offset Zone and other properties may not be successfully developed, and uncertainty of the ability of the Company to obtain financing. For more details on the factors, assumptions and risks see the Company's most recent Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

www.nap.com

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